Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-222179 on Form S-4, and No. 333-219143 and No. 333-222935 on Form S-8 of Byline Bancorp, Inc. of our report dated March 15, 2019, relating to the consolidated financial statements of Byline Bancorp, Inc. and Subsidiaries appearing in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Moss Adams LLP

Portland, Oregon

March 15, 2019